UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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OFFICE DEPOT, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
T-S CAPITAL PARTNERS, LLC
ROBERT TELLES
CYNTHIA JAMISON
ROBERT NARDELLI
DAVID SIEGEL
JOSEPH VASSALLUZZO

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Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of four highly-qualified director nominees at the 2013 annual meeting of stockholders of Office Depot, Inc., a Delaware corporation.

On August 5, 2013, Starboard issued the following press release:

Starboard Files Detailed White Paper Presentation And
Investor Presentation On Office Depot

Urges Shareholders to Support Needed Change on the Office Depot Board by Voting FOR Starboard’s Highly-Qualified Nominees on the GOLD Proxy Card Today

NEW YORK, Aug. 5, 2013 /PRNewswire/ -- Starboard Value LP (together with its affiliates, “Starboard”), the largest shareholder of Office Depot, Inc. (NYSE: ODP) (“Office Depot” or the “Company”) with approximately 14.6% of the outstanding common stock of the Company, announced today that it has issued a 100+ page White Paper Presentation entitled “Transforming Office Depot: A Plan for Renewal and Reinvigoration” outlining a detailed operational plan to significantly improve the operating performance and value of Office Depot.  Starboard developed the White Paper together with its director nominees and one of the world’s leading restructuring and turnaround firms.

Specifically, the White Paper outlines in detail how Starboard believes Office Depot, as a stand-alone company, could improve its current operating margins from 0.9% to 7.3%, representing an improvement of over $650 million through a combination of cost reductions and revenue enhancement opportunities. Starboard believes that many of these same opportunities are applicable to OfficeMax’s business and, if successfully executed on, would substantially increase the potential synergies in the Merger.

The White Paper is available at the SEC’s website and can be viewed by clicking the following link: http://tinyurl.com/StarboardWhitePaper

Starboard has also issued an Investor Presentation setting forth in detail its views regarding why significant change is necessary at Office Depot now, how Starboard’s slate of nominees is far more qualified to govern and oversee Office Depot at this critical juncture than the incumbent nominees who Starboard is seeking to replace, and how Starboard’s nominees have a superior plan for restoring and enhancing shareholder value at Office Depot.

The Investor Presentation is available at the SEC’s website and at the following link: http://tinyurl.com/StarboardODPPresentation

Starboard is urging shareholders to elect its four highly qualified nominees, Cynthia Jamison, Robert Nardelli, Jeffrey Smith and Joseph S. Vassalluzzo, to serve on the Company’s board of directors at the upcoming 2013 Annual Meeting.

Starboard also issued the following statement in connection with the upcoming 2013 Annual Meeting:

“While Starboard has continued to push for, and be supportive of, the OfficeMax merger, the transaction puts Office Depot at a critical juncture.  Now more than ever, Office Depot needs a well-qualified, committed Board to protect the interests of shareholders.  Our highly qualified nominees are also supportive of the merger with OfficeMax and, if elected, will work constructively with the existing Board and management to make sure everything is done to close the merger as expeditiously as possible, while also ensuring better operational execution.

“While Starboard hopes and expects the deal with OfficeMax will ultimately be consummated, it is subject to antitrust approval, and therefore, Office Depot must be prepared to face either outcome – merged or standalone.  Given the significant deterioration in the profitability of the Company and destruction in value under the watch of the current Board, shareholders cannot afford to simply continue with the status quo and hope for improved results down the road, if and only if, the Company is merged.  Regardless of the outcome of the merger, Office Depot needs a newly reconstituted Board that possesses the appropriate skill-sets to oversee a turnaround of the Company with the goal of substantially improving operating performance.  By adding highly qualified director candidates that have the requisite skills to immediately improve the current operating performance of the business today, Office Depot can be in the best position to succeed on a stand-alone basis if the merger is not consummated and also be in the best position to maximize the long-term synergies with OfficeMax if the merger is consummated.  Through an exhaustive search process, we identified and nominated a slate of four exceptional candidates with relevant experience and credentials who are vastly more qualified than the four incumbent directors we are seeking to replace.”

Starboard’s highly qualified director candidates include:

Cynthia T. Jamison serves on the board of directors of Tractor Supply Company, where she is currently lead director and has served as the chair of several committees since joining the board in 2002.  Ms. Jamison has also served as a director of B&G Foods, Inc., since 2004.  Previously, Ms. Jamison served on the boards of directors of Cellu Tissue Holdings, Inc. and Horizon Organic Holding Corp. before both companies were sold at high premiums to their market prices.  As part of her role as a partner with Tatum LLC (“Tatum”), an executive services firm, Ms. Jamison has been the Chief Financial Officer or Chief Operating Officer of several publicly and privately held companies, including AquaSpy, Inc., eMac, Inc, a joint venture between McDonald’s Corporation and KKR & Co. L.P., and Cosi, Inc.  Prior to joining Tatum, Ms. Jamison served as Chief Financial Officer of Chart House Enterprises and held various positions at Allied Domecq Retailing USA, Kraft General Foods, and Arthur Andersen LLP.  Ms. Jamison’s experience in handling financial and technical turnaround challenges together with her high level, strategic insight at the governance level, make her an excellent candidate for the Board.

Robert L. Nardelli is the founder and Chief Executive Officer of XLR-8, LLC, Investment & Advisory Co., an investment and consulting company, he established in 2012.  Commencing in 2007, Mr. Nardelli has served in several capacities at Cerberus Capital Management, L.P. (“Cerberus”), a private investment firm, including as an Interim CEO of several of its portfolio companies and as the CEO of Cerberus Operations & Advisory Company, LLC, and is currently the Senior Advisor to Steve Feinberg, Cerberus’ founder. In 2007, Cerberus named Mr. Nardelli to the role of Chairman and CEO of Chrysler LLC (“Chrysler”), the automaker,  which he held until 2009, at which time he returned to Cerberus. While at Chrysler, Mr. Nardelli implemented several strategic moves that analysts say helped the firm emerge from restructuring.   Mr. Nardelli was also the CEO and Chairman of The Home Depot, Inc. (“Home Depot”), the home improvement retailer, from 2000 through 2006, where he also served as a director. During Mr. Nardelli’s tenure, Home Depot’s revenues and net earnings doubled, 1,000 new stores were opened and 135,000 new jobs were added.  From 2002 until 2005, Mr. Nardelli served on the Board of Directors of The Coca-Cola Company.  He also held several senior executive posts at General Electric Company during the period from 1971 to 2000, except from 1988 – 1992, when he took leave of GE to become Senior Vice President and General Manager of the Case Construction Equipment global company. While at GE, Mr. Nardelli was the Chief Executive Officer of two of its major companies, GE Power Systems and GE Transportation Systems. He earned  an MBA from the University of Louisville in 1975 and a Bachelor of Science degree in business from Western Illinois University in 1971.  His 40-plus years of global operating experience, financial expertise, consistent performance and an impressive track record serving on the boards of directors of public companies, will make him a valuable addition to the Board.

Jeffrey C. Smith is co-Founder, Chief Executive Officer and Chief Investment Officer of Starboard Value LP, a New York-based investment firm that is the largest shareholder of Office Depot.  Mr. Smith has extensive public company board experience.  Currently, he serves on the board of directors of Regis Corporation and Quantum Corporation.  Previously, he was the Chairman of the Board of Phoenix Technologies Ltd. until its sale to Marlin Equity Partners, and served on the boards of directors of Zoran Corporation until its sale to CSR plc, Actel Corporation until its sale to Microsemi Corporation, S1 Corporation, Kensey Nash Corp. and SurModics Inc.  Mr. Smith also served as a member of the Management Committee for Register.com.  In addition to extensive public board experience, Mr. Smith has significant experience evaluating companies from a financial, operational, and strategic perspective to identify inefficiencies and the resulting opportunities for value creation.  Mr. Smith’s extensive public board experience and experience in a variety of industries together with his management experience in a variety of roles will enable him to provide invaluable oversight to the Company’s Board.

Joseph S. Vassalluzzo currently serves as a director on a number of public company boards, including Federal Realty Investment Trust, where he is Non- Executive Chairman of the Board, and Life Time Fitness, where he is Lead Director and Chairman of the Compensation Committee. Mr. Vassalluzzo also operates a retail consulting business and served as a director and Chairman of the Nominating Committee of iParty Corp until its sale to Party City Holdings Inc. in May 2013.  Previously, among other roles, Mr. Vassalluzzo was employed by Staples, Inc. (“Staples”), from 1989 until 2005, most recently as Vice Chairman, where he had world-wide responsibility for all of Staples’ real estate activities, including, but not limited to: the development and management of all retail stores; distribution; office and warehouse centers; all engineering, construction and design activities; and facilities management.  In addition, Mr. Vassalluzzo was responsible for the legal department’s activities and negotiated the majority of Staples M&A transactions. Mr. Vassalluzzo’s managerial and industry knowledge, as well as his extensive service on public company boards, make him an excellent candidate for the Board.

If you have any questions, or require assistance with your vote, please contact Okapi Partners LLC toll-free at (877) 869-0171 or email: info@okapipartners.com.

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:
Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

Okapi Partners
Bruce H. Goldfarb/Patrick McHugh
(212) 297-0720